                                                                  "Exhibit 99.1"
                                                                  --------------

                                            FOR IMMEDIATE RELEASE
CONTACT:

Richard L. Soloway, CEO                     Stephen D. Axelrod, CFA
Kevin S. Buchel, Senior VP                  Andria Arena (Media)
NAPCO Security Systems, Inc.                Wolfe Axelrod Weinberger Assoc. LLC
(631) 842-9400 ext. 120                     (212) 370-4500; (212) 370-4505 fax
                                            steve@wolfeaxelrod.com


              NAPCO SECURITY SYSTEMS, INC. REPORTS RECORD BREAKING
                   2ND FISCAL QUARTER SALES AND STRONG PROFITS

             - Sales up 10% for Second Quarter, 20% for Six Months-

          - Net Income Up 20% for Second Quarter, 211% for Six Months--

          -Strong Distributor Acceptance of Reallocation Strategy and
              Broad Product Portfolio Leads to Optimistic Outlook-

AMITYVILLE, NEW YORK - FEBRUARY 8, 2005 - NAPCO Security Systems, Inc. (Nasdaq:
NSSC) one of the world's leading suppliers of high performance electronic security equipment for over 30 years, announced today financial results for its second quarter and six months ended December 31, 2004.

Net sales for the second quarter ended December 31, 2004 increased 10% to $16,019,000 from $14,629,000 reported for the same quarter a year earlier. Net income for the quarter increased 20% to $872,000 or $0.10 per diluted share compared to net income of $728,000, or $0.08 per diluted share, reported for the same year ago period. The increase in sales for the second quarter was due primarily to increased sales of the Company's Alarm Lock door locking and NAPCO burglar and fire alarm products.

Net sales for the six months ended December 31, 2004 increased 20% to $29,459,000 from $24,464,000 reported for the six months ended December 31, 2003. Net income for the first half of fiscal 2004 increased 211% to $1,385,000, or $0.15 per diluted share, compared to net income of $446,000, or $0.05 per diluted share, for the same period a year earlier.

Richard Soloway, Chairman and President, stated, "As evidenced by our strong sales in the first quarter of fiscal 2005, and subsequently extended through the second fiscal quarter, our business strategy of reallocating our burglar and fire alarm sales across our extensive national network of independent distributors has been well received and the revitalization of that segment of our business has taken hold."

"Our independent distributor network has done an outstanding job of reaching out to an expanding list of security dealers who focus on residential, commercial, industrial and governmental security installations, resulting in increased acceptance and sales of NAPCO alarm products," noted Mr. Soloway.

                                                                       - More -


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"In addition," Mr. Soloway added, "NAPCO has shown major improvements in our financial metrics. In the past six months we have reduced our outstanding bank debt by approximately $4 million to $4.4 million and since December 31, 2003 by $9.2 million. Net cash provided by operating activities during this period was $5.1 million compared to $2.6 million a year ago."

NAPCO has recently introduced its newest, expanded catalog (available on request) demonstrating once again NAPCO's commitment to its customer's need for state-of-the-art breakthrough security products and systems; a commitment that is met by devoting over $4 million annually to R&D.

"As the second half of our fiscal year is historically our strongest, we can look forward with a great degree of confidence to reporting significant sales gains over the remainder of the fiscal year, and, since our bottom line is sensitive to volume, we can also expect a positive impact on net income and per share results. We look forward to reporting another very successful year," Mr. Soloway concluded.

As of December 31, 2004, NAPCO's current ratio was 4.9-to-1, working capital stood at $28.7 million and long-term debt was $4.4 million with a long-term debt-to-equity ratio of 0.11-to-1. Inventory, which normally builds as NAPCO enters its strongest revenue quarters, has been carefully controlled and at calendar year end 2004 was $15.0 million compared to $17.5 million at December 31, 2003. Inventories normally increase after the first half in recognition of the anticipated cyclical increase in sales in the third and fourth fiscal quarters. EBITDA* (Earnings before interest, taxes, depreciation and amortization) has similarly improved during the six months ending December 31, 2004, almost doubling from last year to $2.8 million, compared to $1.5 million."

                       ----------------------------------

NAPCO Security Systems, Inc. is one of the world's leading manufacturers of technologically advanced electronic security equipment including burglary and fire alarm systems, access control products and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control systems. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $25 billion.

For additional information on NAPCO, please visit the Company's web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

* For the six months ended December 31, 2004 and 2003, respectively, EBITDA has been calculated by adding depreciation and amortization ($563,000 and $558,000) interest expense ($126,000 and $230,000) and provision for income taxes ($742,000 and $241,000) to net income ($1,385,000 and $446,000).


                                                           - Tables to Follow -


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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                 (in thousands, except share and per share data)


                                                      Three Months Ended          Six Months Ended
                                                         December 31,               December 31,
                                                        2004        2003           2004        2003
                                                   ---------   ---------       --------    --------

Net sales                                           $ 16,019    $ 14,629       $ 29,459    $ 24,464
Cost of sales                                         11,101      10,077         20,268      16,929
                                                    --------    --------         ------      ------

    Gross profit                                       4,918       4,552          9,191       7,535
Selling, general and administrative expenses           3,468       3,305          6,840       6,582
                                                     -------     -------        -------     -------

    Operating income                                   1,450       1,247          2,351         953
                                                     -------     -------        -------    --------

Interest expense, net                                     58         102            126         230
Other expense, net                                        55          24             98            36
                                                   ---------   ---------      ---------     ---------

                                                         113         126            224         266
                                                    --------    --------       --------    --------

    Income before provision
      for income taxes                                 1,337       1,121          2,127         687
Provision for income taxes                               465         393            742         241
                                                   ---------   ---------       --------    --------

    Net income                                    $      872  $      728       $  1,385   $     446
                                                  ==========  ==========       ========   =========

Net income per share*:
                             Basic                $     0.10  $     0.09     $     0.16  $     0.06
                                                  ==========  ==========     ==========  ==========
                             Diluted              $     0.10  $     0.08     $     0.15  $     0.05
                                                  ==========  ==========     ==========  ==========

Weighted average number of shares outstanding*:
                             Basic                 8,525,500   7,796,399      8,516,019   7,721,077
                                                   =========   =========      =========   =========
                             Diluted               9,104,098   8,865,430      9,035,422   8,288,747
                                                   =========   =========      =========   =========


* The 20% stock dividend declared on November 8, 2004, has been retroactively reflected in all 2003, share and per share data.

                                                                       - More -


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                  NAPCO SECURITY SYSTEMS, INC AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                        (in thousands, except share data)


                                                                          December 31,    June 30,
                      ASSETS                                                 2004           2004
                      ------                                              -------        -------
CURRENT ASSETS
   Cash and cash equivalents                                             $  1,579        $   796
   Accounts receivable, less reserve for doubtful accounts
    of $320 and $355, respectively                                         17,094         19,927
   Inventories                                                             14,992         14,594
   Prepaid expenses and other current assets                                  610            760
   Deferred income taxes                                                    1,763          1,763
                                                                          -------        -------

            Total Current Assets                                           36,038         37,840

   Property, plant and equipment, net                                       8,937          8,987
   Goodwill, net                                                            9,686          9,686
   Other assets                                                               186            159
                                                                           ------         ------

            TOTAL ASSETS                                                  $54,847        $56,672
                                                                         ========       ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES
   Current portion of long-term debt                                   $        -        $ 1,900
   Accounts payable                                                         4,759          3,789
   Accrued expenses                                                           789            963
   Accrued salaries and wages                                               1,792          1,911
   Accrued income taxes                                                         4            285
                                                                     ------------    -----------

            Total Current Liabilities                                       7,344          8,848

   Long-term debt, net of current portion                                   4,363          6,400
   Accrued income taxes                                                     2,520          2,243
   Deferred income taxes                                                    1,277          1,277
                                                                       ----------     ----------

            Total Liabilities                                              15,504         18,768
                                                                         --------       --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY*
   Common stock, par value $0.01 per share; 21,000,000 shares authorized,
     8,544,710 and 8,503,670 shares issued and
     outstanding, respectively                                                 85             85
   Additional paid-in capital                                              11,435         11,381
   Retained earnings                                                       27,823         26,438
                                                                         --------       --------

            TOTAL STOCKHOLDERS' EQUITY                                     39,343         37,904
                                                                         --------       --------

            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $54,847        $56,672
                                                                        =========      =========

* The 20% stock dividend declared on November 8, 2004, has been retroactively reflected in Stockholders' Equity.

                                      ###